UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 3, 2004

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.
1-12577	SITEL CORPORATION	47-0684333

MINNESOTA

(State or Other Jurisdiction of Incorporation or Organization)

7277 WORLD COMMUNICATIONS DRIVE OMAHA, NEBRASKA	68122
(Address of Principal Executive Offices)	(Zip Code)

(402) 963-6810

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the Company’s restructuring plan, including the planned reduction of ongoing operating expenses, the anticipated amounts of restructuring costs, the impact of the reduction in force on the Company’s headcount, the timetable for completion of the restructuring plan, and the planned closure of facilities. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company’s ability to implement the restructuring plan according to the timetable and to the extent currently anticipated, possible changes in the size and components of the operating expense reductions, the impact of personnel reductions, the Company’s ability to project accurately cost savings and changes from the restructuring plan, the outcome of valuations performed by independent third-party specialists and general economic conditions. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors as well as other risks and uncertainties.

Item 2.05.          Costs Associated with Exit or Disposal Activities.

SITEL Corporation previously announced a profit improvement plan to structure the Company to achieve at least a 4% to 6% operating margin by the end of 2005.   This profit improvement plan was comprised of a set of initiatives.  One of the initiatives was cost reduction.

On December 3, 2004, the Company committed to a restructuring plan to reduce ongoing operating expenses, consolidate facilities, and reduce its workforce. The plan includes closing certain facilities in North America and Europe and reducing headcount by a total of approximately 170 employees throughout the Company. The plan also includes disposing of certain capital equipment. The Company expects to complete a majority of the restructuring activities by the end of the current fiscal year and complete the remainder by the end of the first quarter of fiscal year 2005.

In connection with this restructuring plan, the Company estimates that it will record a total of $6 million to $9 million of restructuring costs. The Company expects a majority of the restructuring charge to be recognized in the fourth quarter of fiscal year 2004. The majority of the severance costs are expected to be paid out during the Company’s fourth quarter of fiscal year 2004, and the facilities costs are expected to be paid out over the remaining lease terms, which range from several months to approximately two years.

The following table illustrates the anticipated costs by major categories (in millions):

Description	Estimated Range
Cash charges:
Employee severance	$3.0	to	$4.0
Facilities leases	2.0	to	3.0
Total cash charges	5.0	to	7.0

Non-cash charges:
Fixed asset disposals	1.0	to	2.0
Total non-cash charges	1.0	to	2.0

Total charges	$6.0	to	$9.0

As a result of this restructuring plan, the Company estimates that it will reduce ongoing operating expenses by $2.5 million to $3.5 million per quarter. The Company continues to assess further actions to improve profitability.

In addition, we expect to record restructuring expenses of $1 million to $2 million as a result of a revision to our estimate for non-cancelable lease payments associated with previously announced facility closures.

Item 2.06.          Material Impairments.

The Company has performed its annual evaluation of the carrying value of goodwill as of October 1, 2004. As a result of this review, the Company estimates that it will record a fourth quarter non-cash goodwill impairment charge of $4 million to $8 million. This impairment relates to goodwill reflected on the Company’s balance sheet for one reporting unit and was identified as a material charge on December 3, 2004.

The Company, with the assistance of an independent third-party valuation specialist, estimated the amount of its goodwill charge in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The valuation specialist will also help management determine the final goodwill charge and test impairment of other tangible and intangible assets.

To determine the range of the goodwill charge, management estimated the fair market value of the reporting unit based on historical performance, discounted cash flow projections and comparative market data, including EBITDA (earnings before interest, taxes, depreciation and amortization) multiples.

The results of the review of reporting units for goodwill impairment, the restructuring actions discussed in Item 2.05 and the ongoing review of global operations have prompted a reassessment of the likely utilization of the Company’s net deferred tax assets. Consequently, on December 6, 2004 the Company identified a material charge and will record an increase to the existing valuation allowance that will result in additional non-cash tax expense of approximately $11 million in the fourth quarter of fiscal year 2004.

Item 9.01.          Financial Statements and Exhibits.

(c) Exhibits

99.1     Press release of SITEL Corporation dated December 9, 2004

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITEL Corporation
(Registrant)

Date: December 9, 2004	By	/s/ Jorge A. Celaya
Jorge A. Celaya
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of SITEL Corporation dated December 9, 2004